Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Performance Securities linked to the EURO STOXX 50® Index due January 31, 2018	$7,852,200.00	$1,071.04

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated February 28, 2012)

UBS AG $7,852,200 Trigger Performance Securities

Linked to the EURO STOXX 50® Index due January 31, 2018

Investment Description

UBS AG Trigger Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the EURO STOXX 50® Index (the “underlying index”). If the index return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the index return multiplied by the participation rate of 171.32%. If the index return is zero or negative and the final index level is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final index level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative index return. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Participation in Positive Index Returns: If the index return is greater than zero, UBS will repay your principal amount at maturity plus pay a return equal to the index return multiplied by the participation rate. If the index return is less than zero, investors may be exposed to the negative index return at maturity.

❑

Contingent Repayment of Principal at Maturity: If the index return is zero or negative and the final index level is not below the trigger level, UBS will repay your principal amount at maturity. However, if the final index level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the negative index return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	January 29, 2013

Settlement Date*	January 31, 2013

Final Valuation Date**	January 25, 2018

Maturity Date**	January 31, 2018

*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
**	Subject to postponement in the event of a market disruption event, as described in the Trigger Performance Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE TRIGGER PERFORMANCE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Trigger Performance Securities linked to the EURO STOXX 50® Index. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Index	Index Bloomberg Symbol	Participation Rate	Initial Index Level	Trigger Level	CUSIP	ISIN
EURO STOXX 50® Index	SX5E	171.32%	2,749.27	1,374.64, which is 50% of the Initial Index Level	90271B124	US90271B1246

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Trigger Performance Securities product supplement relating to the Securities, dated February 28, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the Trigger Performance Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.35	$9.65
Total	$7,852,200.00	$274,827.00	$7,577,373.00

UBS Financial Services Inc	UBS Investment Bank
Pricing Supplement dated January 29, 2013

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Trigger Performance Securities product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Trigger Performance Securities dated February 28, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512084029/d308042d424b2.htm

♦	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Trigger Performance Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Trigger Performance Securities product supplement” mean the UBS product supplement, dated February 28, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦	You believe the underlying index will appreciate over the term of the Securities.

♦	You are willing to invest in the Securities based on the participation rate of 171.32%.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the stocks included in the index.

♦	You seek an investment with exposure to companies in the Eurozone.

♦	You are willing to hold the Securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦	You believe that the level of the underlying index will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date.

♦	You are unwilling to invest in the Securities based on the participation rate of 171.32%.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You do not seek an investment with exposure to companies in the Eurozone.

♦	You seek current income from this investment or prefer to receive the dividends paid on the stocks included in the index.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-13 of the Trigger Performance Securities product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 5 years.
Underlying Index	EURO STOXX 50® Index
Participation Rate	171.32%
Payment at Maturity (per Security)

If the index return is positive, UBS will pay you an amount in cash equal to:

$10 + ($10 × Index Return × Participation Rate)

If the index return is zero or negative and the final index level is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount, or $10 per Security.

If the final index level is less than the trigger level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative index return:

$10 + ($10 × Index Return)

Index Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	2,749.27, which is the closing level of the underlying index on the trade date.
Final Index Level	The closing level of the underlying index on the final valuation date.
Trigger Level	1,374.64, which is 50% of the initial index level.

Investment Timeline

Trade Date	The initial index level is observed. The participation rate is set.

Maturity Date

The final index level is observed on the final valuation date and the index return is calculated.

If the index return is positive, UBS will pay you a cash payment at maturity equal to:

$10 + ($10 × Index Return × Participation Rate)

If the index return is zero or negative and the final index level is equal to or greater than the trigger level, UBS will pay you a cash payment equal to your principal amount, or $10 per Security.

If the index return is negative and the final index level is less than the trigger level, UBS will pay you a cash payment at maturity that is less than your principal amount, if anything, equal to:

$10 + ($10 × Index Return).

In such scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the negative index return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Trigger Performance Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Securities. If the index return is negative, UBS will repay you the principal amount of your Securities in cash only if the final index level is greater than or equal to the trigger level and will only make such payment at maturity. If the final index level is below the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying index from the trade date to the final valuation date.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is above the trigger level.

♦

The participation rate applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the Securities themselves and the return you realize may be less than the index return even if such return is positive. You can receive the full benefit of the participation rate only if you hold your Securities to maturity.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying index and indirectly linked to the value of the stocks comprising the underlying index (“index constituent stocks”), and will depend on whether, and the extent to which, the index return is positive or negative. The levels of the underlying index can rise or fall sharply due to factors specific to the index constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if the index return is negative.

♦

The index return will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. Dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦

Non-U.S. securities markets risks — The index constituent stocks are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the index constituent stocks are issued by companies located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Securities.

♦

Owning the Securities is not the same as owning the index constituent stocks — Owning the Securities is not the same as owning the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will rise above the initial index level or that the final index level will not fall below the trigger level. The final index level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stocks. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.

♦

The underlying index reflects price return, not total return — The return on your Securities is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the underlying index could have an adverse effect on the value of the Securities — The policies of STOXX Limited, the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividends paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS. You must hold the Securities to maturity to receive the stated payout from UBS.

♦

Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the index return and the payment at maturity based on the closing level of the underlying index on the final valuation date. The calculation agent can postpone the determination of the final index level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.35 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 10.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Term:	Approximately 5 years
Initial Index Level:	2,749.27
Trigger Level:	1,374.64 (50% of Initial Index Level)
Participation Rate:	171.32%
Range of Index Return:	-100% to 100%

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples and in the table below have been rounded for ease of analysis.

Example 1: The Index Return is 20%.

Since the index return is positive, the payment at maturity per Security will be calculated as follows:

$10 + ($10 × 20% × 171.32%) = $13.43 per Security (a 34.26% return).

Example 2: The Index Return is -20% and the Final Index Level is above the Trigger Level.

Since the index return is negative but the final index level is above the trigger level of 1,374.64, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security (a zero percent return).

Example 3: The Index Return is -60%, making the Final Index Level below the Trigger Level.

Since the index return is negative and the final index level is below the trigger level, UBS will pay you less than the full principal amount of your Securities and your investment in the Securities will be fully exposed to the decline of the underlying index. In this example, the payment at maturity is calculated as follows:

$10 + ($10 × -60%) = $10 – $6 = $4 per Security (a 60% loss).

If the underlying index closes below the trigger level on the final valuation date, your investment in the Securities is fully exposed to the decline of the underlying index and you will lose some or all of your principal at maturity.

Underlying Index		Payment and Return at Maturity
Final Index Level	Index Return(1)	Payment at Maturity	Security Total Return at Maturity
5498.54	100.00%	$27.13	171.32%
5223.61	90.00%	$25.42	154.19%
4948.69	80.00%	$23.71	137.06%
4673.76	70.00%	$21.99	119.92%
4398.83	60.00%	$20.28	102.79%
4123.91	50.00%	$18.57	85.66%
3848.98	40.00%	$16.85	68.53%
3574.05	30.00%	$15.14	51.40%
3299.12	20.00%	$13.43	34.26%
3024.20	10.00%	$11.71	17.13%
2749.27	0.00%	$10.00	0.00%
2474.34	-10.00%	$10.00	0.00%
2199.42	-20.00%	$10.00	0.00%
1924.49	-30.00%	$10.00	0.00%
1649.56	-40.00%	$10.00	0.00%
1374.64	-50.00%	$10.00	0.00%
1099.71	-60.00%	$4.00	-60.00%
824.78	-70.00%	$3.00	-70.00%
549.85	-80.00%	$2.00	-80.00%
274.93	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

(1)	The index return excludes any cash dividend payments.

EURO STOXX 50® Index

We have derived all information contained in this pricing supplement regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the EURO STOXX 50® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the Securities.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures approximately 60% of the free float market capitalization of the EURO STOXX Total Market Index (TMI) Index (the “EURO STOXX TMI”). The EURO STOXX 50® Index is defined as all components of the 19 EURO STOXX Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is weighted by free-float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the EURO STOXX 50® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Information

The following table sets forth the quarterly high and low closing level for the EURO STOXX 50® Index, based on the daily closing level as reported by Bloomberg Professional ® Service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EURO STOXX 50® Index on January 29, 2013 was 2,749.27. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	2578.43	1809.98	2071.13
4/1/2009	6/30/2009	2537.35	2097.57	2401.69
7/1/2009	9/30/2009	2899.12	2281.47	2872.63
10/1/2009	12/31/2009	2992.08	2712.30	2964.96
1/4/2010	3/31/2010	3017.85	2631.64	2931.16
4/1/2010	6/30/2010	3012.65	2488.50	2573.32
7/1/2010	9/30/2010	2827.27	2507.83	2747.90
10/1/2010	12/31/2010	2890.64	2650.99	2792.82
1/3/2011	3/31/2011	3068.00	2721.24	2910.91
4/1/2011	6/30/2011	3011.25	2715.88	2848.53
7/1/2011	9/30/2011	2875.67	1995.01	2179.66
10/3/2011	12/30/2011	2476.92	2090.25	2316.55
1/3/2012	3/30/2012	2608.42	2286.45	2477.28
4/2/2012	6/29/2012	2501.18	2068.66	2264.72
7/2/2012	9/28/2012	2594.56	2151.54	2454.26
10/1/2012	12/31/2012	2659.95	2427.32	2635.93
1/2/2013*	1/29/2013*	2749.27	2691.45	2749.27

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 29, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of the underlying index from January 3, 2000 through January 29, 2013, based on information from Bloomberg. The dotted line represents the trigger level of 1,374.64, which is equal to 50% of the closing level of the underlying index on January 29, 2013. Past performance of the underlying index is not indicative of the future performance of the underlying index.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-32 of the Trigger Performance Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities, which should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-33 of the product supplement.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-32 of the Trigger Performance Securities product supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Non-United States Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

The Issuer is a foreign financial institution (“FFI”) for the purposes of FATCA. If the Issuer agrees to provide certain information on its account holders pursuant to a FATCA agreement with the IRS (i.e., the Issuer is a “Participating FFI”) then withholding may be triggered if: (i) the Issuer has a positive “pass-thru payment percentage” (as determined under FATCA), (ii) (a) an investor does not provide information sufficient for the relevant Participating FFI to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States Account” of the Issuer, (b) an investor does not consent, where necessary, to have its information disclosed to the IRS or (c) any FFI that is an investor, or through which payment on the Securities is made, is not a Participating FFI.

An investor that is not a Participating FFI that is withheld upon generally will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles the investor to a reduced rate of tax on the payment that was subject to withholding under FATCA, provided the required information is furnished in a timely manner to the IRS.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.